UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2012

CLEAN DIESEL TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-33710	06-1393453
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4567 TELEPHONE ROAD, SUITE 100 VENTURA, CALIFORNIA	93003
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (805) 639-9458

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement.

On August 15, 2012, Clean Diesel Technologies, Inc. (the “Company”),certain of its subsidiaries (the “Credit Subsidiaries”) and Faunus Group International, Inc. (“FGI”) agreed to amend certain terms of the Sale of Accounts and Security Agreements (the “Sale Agreements”) previously entered into by the Company, the Credit Subsidiaries and FGI on February 14, 2011. The Sale Agreements provide for a $7.5 million secured demand credit facility backed by the receivables and inventory of the Company and Credit Subsidiaries (the “FGI facility”).

Under the FGI facility, FGI can elect to purchase eligible accounts receivables from the Company and the Credit Subsidiaries at up to 80% of the value of such receivables (retaining a 20% reserve). Also, the Company may borrow against eligible inventory, subject to an inventory sublimit amount and certain other conditions.  As amended, the inventory sublimit amount under the FGI facility was increased from $1 million to the lesser of (x) $2 million and (y) 50% of the aggregate purchase price paid by FGI for Company and Credit Subsidiary accounts under the FGI facility.

The interest rate on advances or borrowings under the FGI facility was reduced from the greater of (i) 7.50% per annum and (ii) 2.50% per annum above the Wall Street Journal prime rate, to the greater of (i) 6.50% per annum and (ii) 2.50% per annum above the prime rate, with the prime rate being an annual rate equal to (x) the Wall Street Journal prime rate or (y) if the Wall Street Journal no longer publishes a prime rate, the average of prime rates announced by the three largest U.S. money center commercial banks as determined by FGI.  In addition, the monthly collateral management fee was reduced from 0.44% to 0.30% of the original face amount of each account purchased by FGI upon which an advance has been made to the Company or Credit Subsidiaries.  The monthly inventory management service fee was reduced from 0.55% to 0.38% of the net daily balance on borrowings against inventory under the inventory sublimit.

As amended, the initial term of the FGI facility was extended from February 14, 2013 to August 15, 2015.  After the initial term, the FGI facility will be automatically extended for additional one-year terms unless any party provides written notice of termination at least 45 days, but no more than 90 days, prior to the end of the initial term or additional term.  Also, if the Company terminates the FGI facility prior to the last day of the initial term or any additional term, it must pay a termination fee of 2% of the facility limit then in effect.  No termination fee will be due if the Company notifies FGI of its intent to terminate within 10 days of FGI increasing the reserve percentage for accounts to greater than 40% for more than 30 consecutive days.

We paid FGI a one-time amendment fee of $75,000 upon amending the FGI facility.

The foregoing description of the material terms of the amendments to the FGI facility is qualified in its entirety by reference to the full text of the Omnibus Amendment to Sale of Accounts and Security Agreements and Guaranty Agreement, which is filed as Exhibit 10.1 to this current report on Form 8-K and is incorporated by reference herein.  Copies of the material agreements governing the FGI facility were previously filed as Exhibits 10.1 and 10.2 to the Company’s Current Report on Form 8-K filed on February 16, 2011.

Item 7.01              Regulation FD Disclosure.

On August 21, 2012, the Company issued a press release regarding the amendments to the FGI facility. The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01              Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibits
10.1

Omnibus Amendment to Sale of Accounts and Security Agreements and Guaranty Agreement dated August 15, 2012 among Clean Diesel Technologies, Inc., certain of its subsidiaries and Faunus Group International, Inc.

99.1	Press release dated August 21, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEAN DIESEL TECHNOLOGIES, INC.

August 21, 2012	By:	/s/ Nikhil A. Mehta

Name: Nikhil A. Mehta
Title: Chief Financial Officer and Treasurer